Exhibit 10.59
FIFTH AMENDMENT TO TERM LOAN AGREEMENT
THIS FIFTH AMENDMENT TO TERM LOAN AGREEMENT (this “Amendment”), dated as of October 31, 2024, by and among KITE REALTY GROUP, L.P., a Delaware limited partnership (“Borrower”), KITE REALTY GROUP TRUST, a real estate investment trust formed under the laws of the State of Maryland (“Parent” or “Guarantor”), KEYBANK NATIONAL ASSOCIATION, a national banking association (“KeyBank”), THE OTHER LENDERS WHICH ARE SIGNATORIES HERETO (KeyBank and the other lenders which are signatories hereto, collectively, the “Lenders”), and KEYBANK NATIONAL ASSOCIATION, a national banking association, as Administrative Agent for the Lenders (the “Agent”).
W I T N E S S E T H:
WHEREAS, Borrower, Agent, KeyBank and the other Lenders are parties to that certain Term Loan Agreement dated as of July 17, 2019, as amended by that certain First Amendment to Term Loan Agreement dated as of May 4, 2020, that certain Second Amendment to Term Loan Agreement dated as of July 19, 2021, that certain Third Amendment to Term Loan Agreement dated as of October 22, 2021, and that certain Fourth Amendment to Term Loan Agreement dated as of July 29, 2022 (collectively, the “Existing Loan Agreement,” and as the same may be further varied, extended, supplemented, consolidated, replaced, increased, renewed, modified or amended from time to time, the “Loan Agreement”);
WHEREAS, Borrower and the Guarantors have requested to make certain modifications to the Existing Loan Agreement and the Agent and the undersigned Lenders have agreed to such modifications, subject to the execution and delivery of this Amendment.
NOW, THEREFORE, for and in consideration of the sum of TEN and NO/100 DOLLARS ($10.00), and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto do hereby covenant and agree as follows:
1.Definitions. All the terms used herein which are not otherwise defined herein shall have the meanings set forth in the Loan Agreement.
2.Modification of the Loan Agreement. Borrower, the Agent and the Lenders do hereby modify and amend the Loan Agreement as follows:
(a)By deleting in its entirety the definition of “Adjusted EBITDA” appearing in Article 1 of the Existing Loan Agreement and inserting in lieu thereof the following new definition:
““Adjusted EBITDA” means, as of any date, the Consolidated Net Income for the most recent four (4) full fiscal quarters of the Parent for which financial results have been reported, as adjusted, without duplication, by (i) adding or deducting for, as appropriate, any adjustment made under GAAP for straight lining of rents, gains or losses from sales of assets, extraordinary or non-recurring items, impairment and other non-cash charges, depreciation, amortization, interest expenses, taxes and the Consolidated Group Pro Rata Share of interest, taxes, depreciation and amortization in Investment Affiliates; (ii) deducting therefrom the Capital Expenditure Reserve Deduction for such period and (iii) adding back all master lease income (not to exceed 5% of Consolidated Net Income), charges (including any premiums or make-whole amounts) associated with any prepayment, redemption or repurchase of indebtedness or early retirement of preferred stock and costs in connection with acquisitions, including non-capitalized costs incurred in connection with acquisitions that fail to close. For purposes of this definition, non-recurring items shall be deemed to include, but not be limited to, (1) gains and losses on early extinguishment of Indebtedness, (2) severance and other restructuring charges, and (3) transaction costs of acquisitions, dispositions, capital markets offerings, debt financings and amendments thereto not permitted to be capitalized pursuant to GAAP (including, without limitation, any portion of the purchase price payable with respect to an acquisition that is not permitted to be capitalized pursuant to GAAP).”;
(b)By deleting in its entirety the definition of “Consolidated Interest Expense” appearing in Article 1 of the Existing Loan Agreement and inserting in lieu thereof the following new definition:
““Consolidated Interest Expense” means, for any period without duplication, the sum of (a) the amount of interest expense, determined in accordance with GAAP, of the Consolidated Group for such period attributable to Consolidated Outstanding Indebtedness during such period (excluding amortization of any deferred financing fees and prepayment penalties and costs associated with early extinguishment of debt, to the extent constituting interest expense in accordance with GAAP) plus (b) the applicable Consolidated Group Pro Rata Share of any interest expense, determined in accordance with GAAP after taking into account the exclusions set forth in clause (a), of each Investment Affiliate, for such period, whether recourse or non-recourse.”;
(c)By deleting in its entirety the definition of “Fixed Charge Coverage Ratio” appearing in Article 1 of the Existing Loan Agreement and inserting in lieu thereof the following new definition:
““Fixed Charge Coverage Ratio” means (i) Adjusted EBITDA divided by (ii) the sum of (A) Consolidated Debt Service for the most recent four (4) fiscal quarters for which financial results of Borrower have been reported, plus (B) all Preferred Dividends, if any, paid or payable during such four (4) fiscal quarters (except to the extent such Preferred Dividends are paid or payable solely in Capital Stock payable to holders of such class of Capital Stock).”;
(d)By deleting in its entirety clause (h) of the definition of “Indebtedness” appearing in Article 1 of the Existing Loan Agreement and inserting in lieu thereof the following new clause (h):
“(h) any Net Mark-to-Market Exposure (except to the extent arising under a Financial Contract entered into as a hedge against interest rate risk in respect of existing Indebtedness)”;

(e)By deleting the words “Equity Interests” appearing in clause (a) of the definition of “Permitted Transfer Restrictions” appearing in Article 1 of the Existing Loan Agreement and inserting in lieu thereof the words “Capital Stock”;
(f)By deleting in its entirety clause (iii) of the definition of “Total Asset Value” appearing in Article 1 of the Existing Loan Agreement and inserting in lieu thereof the following new clause (iii):
“(iii) cash and Cash Equivalents which would be included on the Consolidated Group’s consolidated balance sheet as of such date (including fully refundable deposits associated with any potential acquisition, and cash in respect of Section 1031 exchanges that are subject to customary Section 1031 exchange terms) and Marketable Securities owned by the Consolidated Group as of the end of such fiscal quarter”;
(g)By inserting the following new definition into Article I of the Existing Loan Agreement, in the appropriate alphabetical order:
““Unencumbered Cash and Cash Equivalents” means, as of any date of determination, (a) the aggregate book value of all cash and Cash Equivalents owned by members of the Consolidated Group that are not pledged or otherwise restricted for the benefit of any creditor or subject to any escrow, cash trap, reserves, Liens or claims of any kind in favor of any Person, plus, without duplication, (b) the applicable Consolidated Group Pro Rata Share of such cash and Cash Equivalents owned by each Investment Affiliate. For the avoidance of any doubt, any Cash Collateral pledged or delivered by Borrower pursuant to this Agreement shall not be included in Unencumbered Cash and Cash Equivalents.”;
(h)By deleting in its entirety the definition of “Unencumbered Leverage Ratio” appearing in Article 1 of the Existing Loan Agreement and inserting in lieu thereof the following new definition:
““Unencumbered Leverage Ratio” means, as of any date, (x) the then-current Unsecured Indebtedness of the Consolidated Group minus all Unencumbered Cash and Cash Equivalents, divided by (y) the then-current Unencumbered Pool Value.”;
(i)By deleting in its entirety the definition of “Wholly-Owned Subsidiary” appearing in Article 1 of the Existing Loan Agreement and inserting in lieu thereof the following new definition:
““Wholly-Owned Subsidiary” of a Person means (i) any Subsidiary all of the beneficial ownership of which (other than, in the case of a corporation, directors’ qualifying shares or, in the case of a REIT, preferred shares issued to comply with Section 856(a)(5) of the Code) shall at the time be owned or controlled, directly or indirectly, by such Person or one or more Wholly-Owned Subsidiaries of such Person, or by such Person and one or more Wholly-Owned Subsidiaries of such Person, or (ii) any partnership, limited liability company, association, joint venture or similar business organization 100% of the beneficial ownership of which (other than, in the case of a REIT, preferred shares issued to comply with Section 856(a)(5) of the Code) shall at the time be so owned or controlled.”;
(j)By inserting the following parenthetical after the word “report” appearing in the first sentence of Section 5.9 of the Existing Loan Agreement: “(other than financial projections, other forward looking statements and information of a general economic or industry nature)”;
(k)By deleting the word “could” appearing in the last sentence of Section 5.12 of the Existing Loan Agreement and inserting in lieu thereof the words “would reasonably be expected to”;
(l)By inserting the following new parenthetical after the word “certified” appearing in Section 6.1(i) of the Existing Loan Agreement: “(subject to normal year-end audit adjustments and the inclusion in the final year-end statements of footnotes that are not contained in the quarterly financial statements)”;
(m)By deleting the words “and substance” appearing in Section 6.1(iv) of the Existing Loan Agreement;
(n)By inserting the following words after the words “compliance with” appearing in Section 6.1(v) of the Existing Loan Agreement: “Section 6.21 of”;
(o) By inserting the following words after the word “could” appearing in Section 6.1(vii) of the Existing Loan Agreement: “reasonably be expected to”;
(p)By deleting the words “clause (ix)” appearing in Section 6.1(x) of the Existing Loan Agreement and inserting in lieu thereof the words “clause (x)”;
(q)By deleting in its entirety Section 6.3 of the Existing Loan Agreement and inserting in lieu thereof the following new section:
“6.3    Notice of Default or Springing Recourse Event. The Borrower will give notice in writing to the Administrative Agent of (i) the occurrence of any Default or Unmatured Default promptly after an Authorized Officer of the Parent or the Borrower, as applicable, obtains knowledge of the same, (ii) any other development, financial or otherwise (including the filing of material litigation), which could reasonably be expected to have a Material Adverse Effect and (iii) the occurrence of any Springing Recourse Event promptly after an Authorized Officer of the Parent or the Borrower, as applicable, obtains knowledge of the same.”;
(r)By inserting the following proviso at the end of Section 6.21(i) of the Existing Loan Agreement:

“; provided, further, that for purposes of this Section 6.21(i), (1) Consolidated Outstanding Indebtedness on any date shall be adjusted by deducting therefrom an amount equal to the aggregate amount of cash and Cash Equivalents which would be included on the Consolidated Group’s consolidated balance sheet as of such date (including fully refundable deposits associated with any potential acquisition, and cash in respect of Section 1031 exchanges that are subject to customary Section 1031 exchange terms) in excess of $25,000,000 and (2) Total Asset Value shall be adjusted by deducting therefrom the amount by which Consolidated Outstanding Indebtedness is adjusted under clause (1)”;
(s)By inserting the following proviso at the end of the parenthetical appearing in Section 7.2 of the Existing Loan Agreement:
“; provided that solely with respect to Sections 6.3(ii) and (iii), a Default shall not occur unless Borrower fails to comply with any requirement thereunder for a period of more than ten (10) days”;
(t)By deleting the amount “$75,000,000” appearing in Section 7.5 of the Existing Loan Agreement and inserting in lieu thereof the amount “$100,000,000”; and
(u)By deleting the amount “$75,000,000” appearing in Section 7.8 of the Existing Loan Agreement and inserting in lieu thereof the amount “$100,000,000”.
3.References to Loan Agreement. All references in the Loan Documents to the Loan Agreement shall be deemed a reference to the Loan Agreement as modified and amended herein.
4.Acknowledgment of Borrower and Guarantor. Borrower and Guarantor hereby acknowledge, represent and agree that the Loan Documents, as modified and amended herein, remain in full force and effect and constitute the valid and legally binding obligation of Borrower and Guarantor, as applicable, enforceable against Borrower and Guarantor in accordance with their respective terms (except as enforceability is limited by bankruptcy, insolvency, reorganization, moratorium or other laws relating to or affecting generally the enforcement of creditors’ rights and the effect of general principles of equity), and that the execution and delivery of this Amendment does not constitute, and shall not be deemed to constitute, a release, waiver or satisfaction of Borrower’s or Guarantor’s obligations under the Loan Documents.
5.Representations and Warranties. Borrower and Guarantor represent and warrant to the Agent and the Lenders as follows:
(a)Authorization. The execution, delivery and performance of this Amendment and any agreements executed and delivered in connection herewith and the transactions contemplated hereby and thereby (i) are within the authority of Borrower and Guarantor, (ii) have been duly authorized by all necessary proceedings on the part of the Borrower and Guarantor, (iii) do not and will not conflict with or result in any breach or contravention of any provision of law, statute, rule or regulation to which any of the Borrower or Guarantor is subject or any judgment, order, writ, injunction, license or permit applicable to any of the Borrower or Guarantor, (iv) do not and will not conflict with or constitute a default

(whether with the passage of time or the giving of notice, or both) under any provision of the partnership agreement or certificate, certificate of formation, operating agreement, articles of incorporation or other charter documents or bylaws of, or any mortgage, indenture, agreement, contract or other instrument binding upon, any of the Borrower or Guarantor or any of their respective properties or to which any of the Borrower or Guarantor is subject, and (v) do not and will not result in or require the imposition of any lien or other encumbrance on any of the properties, assets or rights of any of the Borrower or Guarantor.
(b)Enforceability. This Amendment and any agreements executed and delivered in connection herewith are valid and legally binding obligations of Borrower and Guarantor enforceable in accordance with the respective terms and provisions hereof and thereof, except as enforceability is limited by bankruptcy, insolvency, reorganization, moratorium or other laws relating to or affecting generally the enforcement of creditors’ rights and the effect of general principles of equity.
(c)Approvals. The execution, delivery and performance of this Amendment and any agreements executed and delivered in connection herewith and the transactions contemplated hereby and thereby do not require the approval or consent of any Person or the authorization, consent, approval of or any license or permit issued by, or any filing or registration with, or the giving of any notice to, any court, department, board, commission or other governmental agency or authority other than those already obtained and any disclosure filings with the SEC as may be required with respect to this Amendment.
(d)Reaffirmation. Borrower and Guarantor reaffirm and restate as of the date hereof each and every representation and warranty made by Borrower and Guarantor and their respective Subsidiaries in the Loan Documents (as amended hereby) or otherwise made by or on behalf of such Persons in connection therewith except for representations or warranties that expressly relate to an earlier date, which representations or warranties shall only be required to have been true and correct in as of such earlier date and except for changes in factual circumstances not prohibited under the Loan Documents.
6.No Default. By execution hereof, Borrower and Guarantor certify that as of the date of this Amendment and immediately after giving effect to this Amendment and the other documents executed in connection herewith, no Unmatured Default or Default has occurred and is continuing.
7.Waiver of Claims. Borrower and Guarantor acknowledge, represent and agree that none of such Persons has any defenses, setoffs, claims, counterclaims or causes of action of any kind or nature whatsoever arising on or before the date hereof with respect to the Loan Documents, the administration or funding of the Loan or with respect to any acts or omissions of the Agent or any Lender, or any past or present officers, agents or employees of the Agent or any Lender pursuant to or relating to the Loan Documents, and each of such Persons does hereby expressly waive, release and relinquish any and all such defenses, setoffs, claims, counterclaims and causes of action arising on or before the date hereof, if any.
8.Ratification. Except as hereinabove set forth, all terms, covenants and provisions of the Loan Agreement remain unaltered and in full force and effect, and the parties hereto do hereby expressly ratify and confirm the Loan Documents as modified and amended herein.

Guarantor hereby consents to the terms of this Amendment. Nothing in this Amendment or any other document delivered in connection herewith shall be deemed or construed to constitute, and there has not otherwise occurred, a novation, cancellation, satisfaction, release, extinguishment or substitution of the indebtedness evidenced by the Notes or the other obligations of Borrower and Guarantor under the Loan Documents.
9.Effective Date. This Amendment shall be deemed effective and in full force and effect (the “Effective Date”) upon satisfaction of the following conditions:
(a)the execution and delivery of this Amendment by Borrower, Guarantor, the Agent and the Lenders;
(b)receipt by Agent of such other resolutions, certificates, documents, instruments and agreements as the Agent may reasonably request; and
(c)receipt by the Agent of evidence that Borrower shall have paid all fees due and payable with respect to this Amendment.
10.Fees and Expenses. Borrower shall pay the reasonable fees and expenses of the Agent in connection with this Amendment and the transactions contemplated hereby in accordance with Section 9.7 of the Loan Agreement.
11.Accrued Interest and Fees. All interest and fees accrued prior to the date of this Amendment under provisions of the Loan Agreement modified by this Amendment shall remain payable at the due dates set forth in the Loan Agreement.
12.Amendment as Loan Document. This Amendment shall constitute a Loan Document.
13.Counterparts. This Amendment may be executed in any number of counterparts which shall together constitute but one and the same agreement.
14.MISCELLANEOUS. THIS AMENDMENT SHALL PURSUANT TO NEW YORK GENERAL OBLIGATIONS LAW SECTION 5-1401 BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK APPLICABLE TO CONTRACTS EXECUTED, AND TO BE FULLY PERFORMED, IN SUCH STATE. This Amendment shall be binding upon and shall inure to the benefit of the parties hereto and their respective permitted successors, successors-in-title and assigns as provided in the Loan Agreement.
15.Electronic Signatures. Delivery of an executed counterpart of a signature page to this Amendment by facsimile or as an attachment to an electronic mail message in .pdf, .jpeg, .TIFF or similar electronic format shall be effective as delivery of a manually executed counterpart of this Amendment for all purposes. The words “execution,” “signed,” “signature,” “delivery,” and words of like import in or relating to this Amendment and any other Loan Document to be signed in connection with this Amendment, the other Loan Documents and the transactions contemplated hereby and thereby shall be deemed to include Electronic Signatures, deliveries or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as manually executed signature, physical delivery thereof or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any Applicable Law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act; provided that nothing herein shall require the Agent to accept electronic signatures in any form or format without its prior written consent. For the purposes hereof, “Electronic Signatures” means an electronic sound, symbol, or process attached to, or associated with, a contract or other record and adopted by a Person with the intent to sign, authenticate or accept such contract or record. Each of the parties hereto represents and warrants to the other parties hereto that it has the corporate capacity and authority to execute the Amendment through electronic means and there are no restrictions for doing so in that party’s constitutive documents. Without limiting the generality of the foregoing, each of Borrower and Guarantor hereby (i) agrees that, for all purposes, including without limitation, in connection with any workout, restructuring, enforcement of remedies, bankruptcy proceedings or litigation among any of the Agent or the Lenders and any of Borrower or Guarantor, electronic images of this Agreement or any other Loan Document (in each case, including with respect to any signature pages thereto) shall have the same legal effect, validity and enforceability as any paper original, and (ii) waives any argument, defense or right to contest the validity or enforceability of any Loan Document based solely on the lack of paper original copies of such Loan Document, including with respect to any signature pages thereto.
[CONTINUED ON NEXT PAGE]

IN WITNESS WHEREOF, the parties hereto have hereto set their hands and affixed their seals as of the day and year first above written.

BORROWER:

KITE REALTY GROUP, L.P., a Delaware limited partnership

By:	Kite Realty Group Trust, a Maryland corporation, its sole
General Partner

	By:	/s/ HEATH FEAR
Heath Fear, Executive Vice President and
Chief Financial Officer

GUARANTOR:

KITE REALTY GROUP TRUST, a Maryland corporation

By:	/s/ HEATH FEAR
Name:	Heath Fear
Title:	Executive Vice President and Chief Financial Officer

(Signatures Continued On Next Page)
[Signature Page to Fifth Amendment to Term Loan Agreement]

AGENT AND LENDERS:

KEYBANK NATIONAL ASSOCIATION, as the
Agent and as a Lender

By:	/s/ Jim Komperda
Name:	Jim Komperda
Title:	Senior Vice President

WELLS FARGO BANK, NATIONAL
ASSOCIATION

By:	/s/ Scott S. Solis
Name:	Scott S. Solis
Title:	Managing Director

PNC BANK, NATIONAL ASSOCIATION

By:	/s/ James A. Harmann
Name:	James A. Harmann
Title:	Senior Vice President

REGIONS BANK

By:	/s/ Katie Gifford
Name:	Katie Gifford
Title:	Vice President

TD BANK, N.A.

By:	/s/ Jessica Trombly
Name:	Jessica Trombly
Title:	Vice President

TRUIST BANK

By:	/s/ Ryan Almond
Name:	Ryan Almond
Title:	Director
[Signature Page to Fifth Amendment to Term Loan Agreement]